Exhibit 99.1
CYTOMEDIX LICENSES PATENTS TO BIOMET FOR $2.6 MILLION

ROCKVILLE, Md., May 22, 2006- Cytomedix, Inc. (AMEX: GTF), a biotechnology company specializing in advanced treatments for chronic non-healing wounds, today announced that it has entered into a $2.6 million licensing agreement with Biomet Biologics, Inc., a subsidiary of Biomet, Inc., (NASDAQ: BMET), a global manufacturer and marketer of musculoskeletalproducts for surgical and non- surgical therapies.

Under the terms of the agreement, Cytomedix will receive a total of $2.6 million via an immediate payment of $1.4 million and $100,000 each quarter for the next three years. Cytomedix will also receive from Biomet royalty-free licenses to certain Biomet patents related to platelet gel products. In exchange for these payments and patent licenses, Cytomedix has granted to Biomet a worldwide non-exclusive license under its key “Knighton” patent(US Patent No. 5,165,938 and corresponding patents in other countries) for all applications of its autologous platelet releasate therapy except for use in the chronic, non-healing wound market.

“We are pleased that a highly respected company such as Biomet is embracing our proprietary technology for its own platelet gel products. Their confidence in this technology further strengthens our patent position. Theadditional cash infusion also strengthens our ability to pursue our strategies aggressively,” stated Kshitij Mohan, Ph.D., Cytomedix’s Chairman and Chief Executive Officer.

Dr.Mohan noted that Cytomedix is focused on licensing its technology as well as developing its own products. To date, it has entered into several licensing agreements, resulting in a growing royalty income stream for the Company. Cytomedix licenses its autologous platelet gel technology for a number of applications that include orthopedic surgery, spinal neurosurgery, bloodseparation, and blood therapies. The Company’s patented technology utilizes platelet-rich plasma taken from a patient’s own blood to produce anautologous plasma gel that can be used by physicians for healing ofdamaged tissue, such as surgical or chronic wounds.

“This cross-license will provide Cytomedix and Biomet Biologics with increased opportunities to benefit patients with platelet concentration technologies," stated Stuart Kleopfer, President of Biomet Biologics.

ABOUT THE COMPANIES

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is AutoloGel™, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has announced favorable results from its blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers and has submitted a 510(k) application for marketing clearance for a new product to the FDA seeking specific labeled indications for the healing of chronic wounds. Additional information regarding Cytomedix is available at: http://www.cytomedix.com

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and soft goods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

SAFE HARBOR STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. There is no guarantee that the FDA will complete its review of the Company’s 510(k) submission for a specific wound healing indication within any estimated timeframe, or that the FDA will fully agree with the Company in the interpretation of the data or the regulatory pathway and provide marketing clearance. Further, even assuming the FDA grants the Company’s request for marketing clearance, there is no guarantee that the Company will receive Medicare reimbursement for its product; the Company’s marketing efforts will be successful; or that it will be able to achieve its other strategic goals. There is also no guarantee that the Company’s current capitalization will be sufficient to attain its goals or that future funding will be available to the Company on acceptable terms. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forwardlooking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

SOURCE: Cytomedix, Inc.

The Wall Street Group, Inc.
Ron Stabiner
(212) 888-4848